Exhibit 5.1

Mitchell Silberberg & Knupp llp

A Law Partnership Including Professional Corporations

August 31, 2018

Board of Directors of ClearSign Combustion Corporation 12870 Interurban Avenue South Seattle, Washington 98168

Ladies and Gentlemen:

We have acted as counsel to ClearSign Combustion Corporation, a Washington corporation (the “Company”), in connection with the preparation and filing with the United States Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 5,692,397 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) that may be offered for sale from time to time by the selling security holder named therein (the “Selling Stockholder”). Of the shares of Common Stock being registered, 5,213,543 shares (the “Purchased Shares”) were acquired by the Selling Stockholder pursuant to the terms of a Stock Purchase Agreement between the Selling Stockholder and the Company dated July 12, 2018 (the “Agreement”) and 478,854 shares (the “Additional Shares” and, together with the Purchased Shares, the “Shares”) may be acquired by the Selling Stockholder pursuant to a right to purchase included in the Agreement.

As your counsel in connection with this opinion, we have examined a written consent of the Company’s Board of Directors, the Agreement, such corporate records, documents, and instruments of the Company and reviewed such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein and we have examined the proceedings taken by the Company relating to the issuance and sale of the Purchased Shares and the issuance of the right to purchase the Additional Shares. We have also examined the Registration Statement as filed with the Commission in accordance with the provisions of the Securities Act, and the rules and regulations of the Commission thereunder.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that the Purchased Shares are validly issued, fully paid and non-assessable shares of Common Stock of the Company and that the Additional Shares, when issued in accordance with the terms of the Agreement, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

11377 West Olympic Boulevard, Los Angeles, California 90064-1683

Phone: (310) 312-2000 Fax: (310) 312-3100 Website: www.msk.com

Board of Directors of ClearSign Combustion Corporation

August 31, 2018

This opinion is given as of the date hereof and we have no obligation to update this opinion to take into account any change in applicable law or facts that may occur after the date hereof.

This opinion is opining upon and is limited to the current federal laws of the United States and the Washington Business Corporation Act as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision, or otherwise.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Sincerely,

/s/ Mitchell Silberberg & Knupp LLP

MITCHELL SILBERBERG & KNUPP LLP